SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 9, 2008.

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6121 Hollis Street
Emeryville, California 94608
(Address of principal executive offices)

(510) 350-2940
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 9, 2008, we entered into a Consulting Agreement with Steven Bayern, under which Mr. Bayern will provide financial relations services.  We granted Mr. Bayern an option to purchase 250,000 of our common shares at exercise prices shown in the table below.  The option will not be exercisable except to the extent it has vested.  The option will vest, and thereby become exercisable, in installments, in the number of shares, and on the dates shown in following table:

Number of Option Shares	Exercise Price Per Share	Vesting Date
75,000	$1.00	April 9, 2008
50,000	$1.25	December 1, 2008
50,000	$1.50	March 1, 2009
75,000	$2.00	June 1, 2009

The option will vest only if Mr. Bayern is still engaged as our consultant on the vesting date.  If we terminate the consulting agreement after September 1, 2008 and the termination date is not a vesting date, the option will vest as to a portion of the shares that would have vested on the next vesting date, based upon the number of days elapsed since September 1, 2008, with respect to the portion of the option scheduled to vest on December 1, 2008, or based upon the number of days elapsed since the previous vesting date in all other cases.  The option shall expire at 5:00 p.m., California time, on August 31, 2011 and shall not be exercisable after that time.

We will pay Mr. Bayern a fee of $5,000 per month commencing September 1, 2008.

We or Mr. Bayern may elect to terminate the consulting agreement at any time upon written notice.  Otherwise, Mr. Bayern’s consulting agreement will terminate on August 31, 2009, or upon his death or disability.

Section 3 - Securities and Trading Markets

Item 3.02 - Unregistered Sale of Equity Securities.

The options described in Item 1.01 were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: April 17, 2008	By /s/ Steven A. Seinberg
Chief Financial Officer

3